Exhibit (a)(1)(A)

ROYAL BANK OF CANADA

Offer to Purchase for Cash its outstanding
Depositary Shares representing a one-fortieth interest in a share of 5.50% Noncumulative Perpetual First Preferred Shares, Series C-1 and
Depositary Shares, each representing a one-fortieth interest in a share of 6.750% Fixed Rate/Floating Rate Noncumulative First Preferred Shares, Series C-2
in each case subject to the applicable Series Offer Limit

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 22, 2016
UNLESS THE OFFER IS EXTENDED

Royal Bank of Canada (“RBC”) is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (together, the “Offer”), the securities listed in the table below.

Series of Securities	CUSIP No(s).	Liquidation Preference Per Share	Aggregate Liquidation Preference Outstanding	Offer Price	Hypothetical Accrued Dividend(3)	Hypothetical Total Consideration(3)
Depositary shares representing a one- fortieth interest in a share of 5.50% Noncumulative Perpetual First Preferred Shares, Series C-1 (the “Series C-1 Depositary Shares”)	78013G402	$25	$175,000,000	$26	$0.04	$26.04

Depositary shares representing a one- fortieth interest in a share of 6.750% Fixed Rate/Floating Rate Noncumulative First Preferred Shares, Series C-2 (the “Series C-2 Depositary Shares”)	78013G501	$25	$100,000,000	$30	$0.08	$30.08

(3) Assumes the settlement date of the Offer is February 24, 2016.

The consideration for each Series C-1 Depositary Share tendered and accepted for purchase pursuant to the Offer will equal $26 (the “Series C-1 Offer Price”), and the consideration for each Series C-2 Depositary Share tendered and accepted for purchase pursuant to the Offer will equal $30 (the “Series C-2 Offer Price”), in each case net to the seller in cash, plus Accrued Dividends (as defined below), less any applicable withholding taxes and without interest, and subject to the applicable Series Offer Limit (as defined below).  All references to dollars or “$” in this Offer to Purchase are to United States dollars unless otherwise specified.

At the expiration of the Offer, if all conditions to the Offer have been satisfied or waived, RBC will purchase all Depositary Shares that have been validly tendered and not validly withdrawn from the tendering holders, subject to the Series Offer Limit described below.

The Offer will expire at 11:59 p.m., New York City time, on February 22, 2016, unless extended by RBC. Tendering holders may withdraw previously tendered Depositary Shares at any time before the expiration of the Offer.

The Offer is subject to a limit, with respect to each series of Depositary Shares, on the aggregate number and market value of Depositary Shares that will be purchased by RBC as described in “The Offer—Series Offer Limit,” beginning on page 11 (for each series of Depositary Shares, the “Series Offer Limit”).  If more than the Series Offer Limit of any series of Depositary Shares is validly tendered and not withdrawn prior to the Expiration Time, RBC will purchase a pro rata amount of Depositary Shares of such series from each tendering shareholder, up to the applicable Series Offer Limit.

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The principal purposes of the Offer are to provide holders of the Depositary Shares with an opportunity to sell their Depositary Shares, the preferred dividends on which are generally subject to Canadian withholding tax (unlike the predecessor depositary shares of City National Corporation (“City National”)), to RBC at a premium to the price of such Depositary Shares as of the close of business prior to the date of the Offer; and to enhance RBC’s capital structure by permitting the retirement of Preferred Shares.  See “The Offer—Purpose of the Offer; Source and Amount of Funds” beginning on page 11.

See “Certain Considerations,” beginning on page 6, for a discussion of factors that you should consider in deciding whether to tender your Depositary Shares in response to the Offer.

None of RBC, RBC’s board of directors, RBC Capital Markets, LLC (the “Dealer Manager”) or Ipreo LLC (the “Information and Tender Agent”) makes any recommendation as to whether you should tender or refrain from tendering your Depositary Shares in the Offer, and none of them has authorized any person to make any such recommendation. You must make your own decision whether to tender your Depositary Shares and, if so, how many shares to tender upon your own assessment of the value of the Depositary Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

RBC will pay the Dealer Manager and registered brokers and dealers in the United States that process tenders into the Offer from The Depository Trust Company (“DTC”) participants and persons resident in the United States (the “Retail Processing Dealers”) retail processing fees as described in “Miscellaneous—Retail Processing Dealers and Retail Processing Fees” beginning on page 30.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Offer is subject to certain conditions. The Offer is not conditioned on RBC obtaining financing, nor is it conditioned on a minimum number of Series C-1 Depositary Shares or Series C-2 Depositary Shares having been tendered. See “The Offer—Conditions of The Offer” beginning on page 12.

There are no guaranteed delivery procedures available under the terms of the Offer. Holders of Depositary Shares must tender their Depositary Shares in accordance with the procedures set forth in this Offer to Purchase. See “The Offer—Procedures for Tendering” beginning on page 14.

This document is first being distributed to holders of Depositary Shares on or around January 25, 2016.

The Dealer Manager for the Offer is:

RBC Capital Markets

The date of this Offer to Purchase is January 25, 2016.

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SUMMARY

The following summary highlights selected information in this Offer to Purchase and may not contain all the information that may be important with respect to the Offer. Accordingly, you are encouraged to read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety.

The Offeror	The Offer is being made by Royal Bank of Canada, a Canadian chartered bank (“RBC”).

Subject Securities
The Offer is made for all of RBC’s outstanding Depositary Shares (the “Series C-1 Depositary Shares”), each representing a one-fortieth interest in a share of 5.50% Noncumulative Perpetual First Preferred Shares, Series C-1 (the “Series C-1 Preferred Shares”) and all of RBC’s outstanding Depositary Shares (the “Series C-2 Depositary Shares,” and together with the Series C-1 Depositary Shares, the “Depositary Shares”), each representing a one-fortieth interest in a share of 6.750% Fixed Rate/Floating Rate Noncumulative First Preferred Shares, Series C-2 (the “Series C-2 Preferred Shares,” and together with the Series C-1 Preferred Shares, the “Preferred Shares”)), in each case subject to the applicable Series Offer Limit (as defined below).

As of the date of this Offer to Purchase, there were 7,000,000 Series C-1 Depositary Shares and 4,000,000 Series C-2 Depositary Shares issued and outstanding.

Terms of the Offer
In the Offer, RBC is offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, all of the outstanding Series C-1 Depositary Shares validly tendered and not validly withdrawn prior to the Expiration Time (as defined below) for $26 per share net to the seller in cash (the “Series C-1 Offer Price”), plus Accrued Dividends, less any applicable withholding taxes and without interest, and all of the outstanding Series C-2 Depositary Shares validly tendered and not validly withdrawn prior to the Expiration Time (as defined below) for $30 per share net to the seller in cash (the “Series C-2 Offer Price”), in each case plus Accrued Dividends, less any applicable withholding taxes and without interest, and subject to the applicable Series Offer Limit. If all of the outstanding Depositary Shares tendered for are validly tendered and not validly withdrawn and purchased by RBC, RBC will pay an aggregate of approximately $297.0 million in cash to purchase the Depositary Shares (excluding estimated transaction expenses). For information about applicable Canadian withholding taxes for tendering shareholders see “Certain Canadian Federal Income Tax Considerations—Disposition of Depositary Shares to RBC” beginning on page 26 and “—Deemed Dividends on Depositary Shares” beginning on page 27. “Accrued Dividends” means, for each Depositary Share, accrued and unpaid dividends on the portion of a Preferred Share underlying such Depositary Share from the last dividend payment date with respect to such Preferred Share up to, but not including, the settlement date of the Offer.  See “The Offer—Terms of the Offer” beginning on page 10.

Market Information about the Depositary Shares
The principal trading market for the Series C-1 Depositary Shares and the Series C-2 Depositary Shares is the New York Stock Exchange (the “NYSE”), where they are traded under the symbols “RY.PR.S” and “RY.PR.T,” respectively. On January 22, 2016, the last trading day prior to the date of this Offer to Purchase, the last reported price for the Series C-1 Depositary Shares on the NYSE was $25.37 and the last reported price for the Series C-2 Depositary Shares on the NYSE was $28.85. Note that the market price for the Depositary Shares includes accrued but unpaid dividends. Accordingly, when comparing the consideration to be received in the Offer for the Depositary Shares to market prices, you should refer to the sum of the Series C-1 Offer Price plus Accrued Dividends and the sum of the Series C-2 Offer Price plus Accrued Dividends, respectively. See “Miscellaneous—Market Information about the Depositary Shares” beginning on page 28.

Expiration and Extension of the Offer
The Offer will expire at 11:59 p.m., New York City time, on February 22, 2016, unless extended (such time and date, as the same may be extended, the “Expiration Time”).

If a broker, dealer, commercial bank, trust company or other nominee holds your Depositary Shares, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

See “The Offer—Extension, Termination and Amendment of the Offer” beginning on page 12.

No Recommendation as to Whether to Tender
None of RBC, RBC’s board of directors, the Dealer Manager or the Information and Tender Agent makes any recommendation as to whether you should tender or refrain from tendering your Depositary Shares in the Offer, and none of them has authorized any person to make any such recommendation. RBC’s board of directors takes no position as to whether the Series C-1 Offer Price, the Series C-2 Offer Price or the other terms of the Offer are fair to holders of Depositary Shares. None of RBC, RBC’s board of directors or management has hired any investment bank or other third-party professional to evaluate the fairness of the Series C-1 Offer Price, the Series C-2 Offer Price or the other terms of the Offer.

You must make your own decision whether to tender your Depositary Shares and, if so, how many shares to tender upon your own assessment of the value of the Depositary Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

Procedures for Tendering Your Depositary Shares
A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an Agent’s Message (as defined below) to the Information and Tender Agent by DTC in accordance with DTC’s procedures for such transfers, or by delivery to the Information and Tender Agent of a duly executed Letter of Transmittal (or a copy or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal. You should contact the Information and Tender Agent for assistance at the contact information listed on the back cover of this Offer to Purchase. Please note that RBC will not purchase your Depositary Shares in the Offer unless the Information and Tender Agent receives the required confirmation prior to the Expiration Time.  If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. See “The Offer—Procedures for Tendering” beginning on page 14.

Withdrawal Rights
You may withdraw previously tendered Depositary Shares at any time before the Expiration Time. In addition, after the expiration of the Offer, you will have the right to withdraw any Depositary Shares that you tendered that are not accepted for payment within 40 business days after the commencement of the Offer. See “The Offer—Withdrawal Rights” beginning on page 16.

Series Offer Limit
The Offer is subject to the Series Offer Limit with respect to each series of Depositary Shares, on the aggregate number and market value of Depositary Shares that will be purchased by RBC as described in “The Offer—Series Offer Limit,” beginning on page 11.

If more than the Series Offer Limit of any series of Depositary Shares is validly tendered and not withdrawn prior to the Expiration Time, RBC will purchase a pro rata amount of Depositary Shares of such series from each tendering shareholder, up to the Series Offer Limit.

Conditions of the Offer	RBC’s obligation to accept tendered Depositary Shares is subject to the conditions to the Offer described in this Offer to Purchase. See “The Offer—Conditions of the Offer” beginning on page 12.

The Offer is not conditioned on RBC obtaining financing, nor is it conditioned on a minimum number of Depositary Shares having been tendered.

Purpose of the Offer
The principal purposes of the Offer are to provide holders of the Depositary Shares with an opportunity to sell their Depositary Shares, the preferred dividends on which are generally subject to Canadian withholding tax (unlike the predecessor depositary shares of City National), to RBC at a premium to the price of such Depositary Shares as of the close of business prior to the date of the Offer; and to enhance RBC’s capital structure by permitting the retirement of Preferred Shares. See “The Offer—Purpose of the Offer; Source and Amount of Funds” beginning on page 11.

Effects of Not Tendering Depositary Shares
The Offer is not conditioned on a minimum number of Depositary Shares having been tendered. Accordingly, your decision to not tender shares of your Depositary Shares will have no effect on whether or not the Offer is completed. If you do not tender your Depositary Shares, whether or not the Offer is completed, you will continue to own your Depositary Shares. See “The Offer—Effects of Not Tendering Depositary Shares” beginning on page 17.

Acceptance for Payment and Payment for Depositary Shares
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the related Letter of Transmittal, RBC will, promptly after the Expiration Time, accept for payment all Depositary Shares validly tendered and not validly withdrawn prior to the Expiration Time. The payment date will be promptly after the Expiration Time. See “The Offer—Tender of Depositary Shares; Acceptance for Payment and Payment for Depositary Shares” beginning on page 13.

Payment of Brokerage Commissions
If you are a registered holder of Depositary Shares and you tender your Depositary Shares directly to the Information and Tender Agent, you will not incur any brokerage commissions. If you hold Depositary Shares through a broker, dealer, commercial bank, trust company or other nominee, RBC recommends that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See “The Offer—Expenses” beginning on page 18.

Payment of Transfer Tax
RBC expects that transfer taxes will generally not be payable on the transfer to it of Depositary Shares purchased pursuant to the Offer to Purchase; however, no assurance can be given in this regard.  It is possible such transfer taxes could apply under certain circumstances, for example if (a) payment of the Series C-1 Offer Price or the Series C-2 Offer Price is to be made to, or (in the circumstances permitted by the Offer to Purchase) unpurchased Depositary Shares are to be registered in the name(s) of any person(s) other than the registered owner(s) or (b) if the Depositary Shares tendered are held in the name(s) of any person(s) other than the registered owner(s).  You are urged to consult your own tax advisor regarding the possible application of transfer taxes in connection with the Offer to Purchase.  You will be responsible for any transfer taxes payable on the transfer of Depositary Shares in connection with the Offer to Purchase, including that the amount of any transfer taxes payable on account of the transfer may be deducted from the Series C-1 Offer Price or the Series C-2 Offer Price, as applicable, unless satisfactory evidence of the payment of any applicable transfer taxes, or exemption therefrom, is submitted herewith. See “The Offer—Transfer Tax” beginning on page 18.

Certain U.S. Federal Income Tax Considerations	For a discussion of certain U.S. federal income tax consequences relating to the Offer, see “Certain U.S. Federal Income Tax Considerations” beginning on page 20.

Certain Canadian Federal Income Tax Considerations
On the disposition of Depositary Shares to RBC pursuant to the Offer, a non-resident holder (as defined below under “Certain Canadian Federal Income Tax Considerations” beginning on page 26) will be deemed to receive a dividend equal to the amount, if any, by which the amount paid by RBC for the non-resident holder’s Depositary Shares (converted into Canadian dollars on the date of payment) exceeds the paid-up capital of such holder’s Depositary Shares (generally determined in Canadian dollars on the date of issuance of the Depositary Shares) for purposes of the Canadian Tax Act, and such dividend will generally be subject to Canadian withholding tax.

Dividends paid or credited or deemed to be paid or credited on Depository Shares to a non-resident holder who chooses not to dispose of Depository Shares pursuant to the Offer will be subject to Canadian withholding tax as described under “Certain Canadian Federal Income Tax Considerations—Deemed Dividends on Depositary Shares” beginning on page 27.

For a discussion of certain Canadian federal income tax consequences relating to the Offer, see “Certain Canadian Federal Income Tax Considerations” beginning on page 26.

Certain Considerations
You should consider carefully all of the information set forth in this Offer to Purchase and the related Letter of Transmittal and, in particular, you should evaluate the specific factors set forth under “Certain Considerations” beginning on page 6 before deciding whether to participate in the Offer.

Appraisal Rights	You will have no appraisal rights in connection with the Offer.

Dealer Manager
The Dealer Manager is RBC Capital Markets, LLC.  See “Companies That Will Assist RBC In Making The Tender Offer And The Consent Solicitation—Dealer Manager” beginning on page 19.

RBC will pay the Dealer Manager and the Retail Processing Dealers retail processing fees as described in “Miscellaneous— Retail Processing Dealers and Retail Processing Fees” beginning on page 30.

Information and Tender Agent	The Information and Tender Agent is Ipreo LLC. See “Companies That Will Assist RBC In Making The Tender Offer And The Consent Solicitation—Information and Tender Agent” beginning on page 19.

Additional Documentation; Further Information; Assistance
Any requests for assistance concerning the Offer and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information and Tender Agent at the address set forth on the back cover of this Offer to Purchase or by telephone toll free at (888) 593-9546 or (212) 849-3880. Beneficial owners may also contact their broker, dealer or other nominee.

You should read this entire Offer to Purchase and the related Letter of Transmittal carefully before deciding whether or not to tender your Depositary Shares.

CERTAIN CONSIDERATIONS

Impact of the Offer on Rights of the Holders of Depositary Shares

If RBC accepts Depositary Shares for payment, upon the terms and subject to the conditions of the Offer and the related Letter of Transmittal, RBC will pay the holders the applicable offer price for all Depositary Shares purchased from them in the Offer, and thereby those holders will give up certain rights associated with the ownership of such Depositary Shares. Below is a summary of certain rights that such holders will forgo if their Depositary Shares are purchased in the Offer.

The summary below does not purport to describe all of the terms of the Depositary Shares. Please refer to the By-laws of RBC, incorporated by reference as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO which includes this Offer to Purchase; the Deposit Agreement for Series C-1 Preferred Shares, dated November 2, 2015, incorporated by reference as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO which includes this Offer to Purchase; the Deposit Agreement for Series C-2 Preferred Shares, dated November 2, 2015, incorporated by reference as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO which includes this Offer to Purchase; the Form of Provisions (the “Series C-1 Form of Provisions”) Attaching to 5.50% Non-Cumulative Perpetual First Preferred Shares, Series C-1 of Royal Bank of Canada, incorporated by reference as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO which includes this Offer to Purchase; and the Form of Provisions (the “Series C-2 Form of Provisions,” and together with the Series C-1 Form of Provisions, the “Provisions”) Attaching to 6.750% Fixed Rate/Floating Rate Noncumulative First Preferred Shares, Series C-2 of Royal Bank of Canada, incorporated by reference as Exhibit (d)(5) to the Tender Offer Statement on Schedule TO which includes this Offer to Purchase.

Holders of Depositary Shares who participate in the Offer will lose their right to receive future preferred dividends with respect to any Preferred Shares underlying any Depositary Shares tendered.

Holders of the Preferred Shares are entitled to receive, if, when and as authorized and declared by RBC’s board of directors, out of funds legally available for the payment of dividends, non-cumulative cash dividends, payable quarterly, which will accrue at the rate of (i) with respect to the Series C-1 Preferred Shares, 5.50% of the $1,000 liquidation preference per year (equivalent to $55.00 per year per Series C-1 Preferred Share or $1.375 per year per depositary share) and (ii) with respect to the Series C-2 Preferred Shares, 6.75% of the $1,000 liquidation preference per year (equivalent to $67.50 per year per Series C-2 Preferred Share or $1.6875 per year per depositary share) to, but excluding November 7, 2023 and three-month LIBOR (as defined in the Series C-2 Form of Provisions) plus 4.052% of the liquidation preference per year from and including November 7, 2023.  The Information and Tender Agent will distribute all cash dividends paid on Preferred Shares to the record holders of Depositary Shares. Holders of Depositary Shares who choose to participate in the Offer by selling their Depositary Shares will lose the right to receive all future preferred dividends with respect to the Preferred Shares underlying such Depositary Shares.

Holders of Depositary Shares who participate in the Offer will lose their right to receive the redemption price in connection with any redemption of the Preferred Shares underlying any Depositary Shares tendered.

Subject to the provisions of the Bank Act (Canada) and the consent of the Superintendent of Financial Institutions (Canada), Series C-1 Preferred Shares are redeemable at the option of RBC on or after November 13, 2017 and Series C-2 Preferred Shares are redeemable at the option of RBC on or after November 7, 2023. On or after the relevant redemption date, at RBC’s option, RBC may redeem a series of Preferred Shares, and thus the Depositary Shares, in whole or in part, at any time or from time to time, at a redemption price of $1,000 per share (equivalent to $25 per depositary share), plus the amount of any declared and unpaid dividends. Whenever RBC redeems any Preferred Shares held by the Depositary, the Depositary will redeem, as of the same date, Depositary Shares representing the redeemed Preferred Shares. Holders of Depositary Shares who choose to participate in the Offer by selling their Depositary Shares will lose their right to receive the redemption price in connection with any redemption by RBC of the Preferred Shares underlying such Depositary Shares.

The Depositary Shares may be acquired by RBC other than through the Offer in the future.

From time to time in the future, to the extent permitted by applicable law, RBC may acquire Depositary Shares that remain outstanding, whether or not the Offer is consummated, through redemptions, upon the terms and at the price described above under “Holders of Depositary Shares who participate in the Offer will lose their right to receive the redemption price in connection with any redemption of the Preferred Shares underlying any Depositary Shares tendered,” or through tender offers, exchange offers, open market purchases or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) RBC may pursue.

Additional Considerations Concerning the Offer

The following considerations, in addition to the other information described elsewhere in this Offer to Purchase or incorporated by reference in this Offer to Purchase, should be carefully considered by each holder of Preferred Shares before deciding whether the Preferred Shares should be tendered in the Offer. See also “Where You Can Find More Information.”

None of RBC, RBC’s board of directors, the Dealer Manager or the Information and Tender Agent makes any recommendation as to whether you should tender or refrain from tendering your Depositary Shares in the Offer. None of RBC, RBC’s board of directors or management obtained a third-party determination that the Offer is fair to holders of the Depositary Shares.

None of RBC, RBC’s board of directors, the Dealer Manager or the Information and Tender Agent makes any recommendation as to whether you should tender or refrain from tendering your Depositary Shares in the Offer, and none of them has authorized any person to make any such recommendation. RBC’s board of directors takes no position as to whether the Series C-1 Offer Price, the Series C-2 Offer Price or the other terms of the Offer are fair to holders of Depositary Shares. None of RBC, RBC’s board of directors or management has hired any investment bank or other third-party professional to evaluate the fairness of the Series C-1 Offer Price, the Series C-2 Offer Price or the other terms of the Offer. RBC has not retained, and does not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Depositary Shares for purposes of negotiating the Offer.

You must make your own decision whether to tender your Depositary Shares and, if so, how many shares to tender upon your own assessment of the value of the Depositary Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

The purchase of any Depositary Shares tendered will be a taxable transaction for U.S. federal income tax purposes.

An exchange of Depositary Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.  A U.S. holder (as defined below under “Certain U.S. Federal Income Tax Considerations” beginning on page 20) that participates in the Offer will, depending on such holder’s particular circumstances, be treated as either recognizing gain or loss from the disposition of Depositary Shares or as receiving a distribution from RBC with respect to its stock.  Please see “Certain U.S. Federal Income Tax Considerations—U.S. Holders” beginning on page 21 for a more detailed discussion.

The purchase of any Depositary Shares by RBC pursuant to the Offer may give rise to a deemed dividend which would generally be subject to Canadian withholding tax.

On the disposition of Depositary Shares to RBC pursuant to the Offer, a non-resident holder (as defined below under “Certain Canadian Federal Income Tax Considerations” beginning on page 26) will be deemed to receive a dividend equal to the amount, if any, by which the amount paid by RBC for the non-resident holder’s Depositary Shares (converted into Canadian dollars on the date of payment) exceeds the paid-up capital of such holder’s Depositary Shares (generally determined in Canadian dollars on the date of issuance of the Depositary Shares) for purposes of the Canadian Tax Act (as defined below under “Certain Canadian Federal Income Tax Considerations” beginning on page 26), and such dividend will generally be subject to Canadian withholding tax.  Please see “Certain Canadian Federal Income Tax Considerations” beginning on page 26 for a more detailed discussion.

Canadian withholding tax applies to dividends paid to non-resident holders who choose not to dispose of Depositary Shares pursuant to the Offer.

Dividends paid or credited or deemed to be paid or credited on Depository Shares to a non-resident holder who chooses not to dispose of Depository Shares pursuant to the Offer will be subject to Canadian withholding tax as described under “Certain Canadian Federal Income Tax Considerations—Deemed Dividends on Depositary Shares” beginning on page 27.  The preferred dividends payable on the CNC Depositary Shares (as defined below under “Miscellaneous—Recent Securities Transactions” beginning on page 28) were not subject to such Canadian withholding tax.

The Preferred Shares underlying the Depositary Shares rank senior to RBC’s common shares and certain other securities of RBC, but effectively rank junior to any deposits of RBC or any of its subsidiaries.

The Preferred Shares underlying the Depositary Shares rank senior to RBC’s common shares, any future series of second preferred shares and any other shares authorized in the future over which the Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of RBC and equally with RBC’s existing and future series of first preferred shares with respect to the payment of dividends or in the distribution of assets upon the liquidation, dissolution or winding up of RBC.

The Preferred Shares, however, effectively rank junior to any deposits of RBC or any of its subsidiaries. As of October 31, 2015, RBC and its subsidiaries had approximately CAD $697,227 million of deposits outstanding, including deposits payable on demand, deposits payable after notice and term deposits. For more information regarding the capitalization and other financial information regarding RBC, please see, for informational purposes, the audited consolidated financial statements in RBC’s Financial Review filed as Exhibit 2 to the Annual Report on Form 40-F filed with the SEC on December 2, 2015, which is incorporated by reference into this Offer to Purchase.

If the Offer is successful, there may no longer be a trading market for the Depositary Shares, or there may be a limited trading market for the Depositary Shares and the market price for the Depositary Shares may be depressed.

Depending on the amount of Depositary Shares of any series that are accepted in the Offer, the trading market for the Depositary Shares of that series that remain outstanding after the Offer may be more limited. A reduced trading volume for a series of Depositary Shares may decrease the price and increase the volatility of the trading price of the Depositary Shares of the series that remain outstanding following the completion of the Offer.

RBC may not accept all of the Securities tendered in the Offer.

Depending on the amount of Depositary Shares tendered in the Offer, RBC may not accept all of the Depositary Shares tendered in the Offer. Further, RBC may have to prorate the Depositary Shares that we accept in the Offer. Any Securities not accepted will be returned to tendering holders promptly after expiration. Please see “The Offer—Series Offer Limit” beginning on page 11 for a more detailed discussion.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

From time to time, RBC makes written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. RBC may make forward-looking statements in this Offer to Purchase and in the documents incorporated by reference herein, in other filings with Canadian regulators or the SEC, in reports to shareholders and in other communications. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require RBC to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that RBC’s predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that RBC’s assumptions may not be correct and that RBC’s financial performance objectives, vision and strategic goals will not be achieved. RBC cautions readers not to place undue reliance on these statements as a number of risk factors could cause RBC’s actual results to differ materially from the expectations expressed in such forward-looking statements. These factors – many of which are beyond RBC’s control and the effects of which can be difficult to predict – include: credit, market, liquidity and funding, insurance, operational, regulatory compliance, strategic, reputation, legal and regulatory environment, competitive and systemic risks and other risks discussed in the Risk management and Overview of other risks sections of RBC’s 2015 Management’s Discussion and Analysis filed as an exhibit to RBC’s Form 40-F filed with the SEC on December 2, 2015 (the “2015 Annual Report”); weak oil and gas prices; the high levels of Canadian household debt; exposure to more volatile sectors; cybersecurity; anti-money laundering; the business and economic conditions in Canada, the U.S. and certain other countries in which RBC operates; the effects of changes in government fiscal, monetary and other policies; tax risk and transparency; and environmental risk.

RBC cautions that the foregoing list of risk factors is not exhaustive and other factors could also adversely affect RBC’s results. When relying on RBC’s forward-looking statements to make decisions with respect to RBC, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Material economic assumptions underlying the forward-looking statements contained in this Offer to Purchase are set out in RBC’s 2015 Annual Report under the heading Overview and outlook and for each business segment under the heading Outlook and priorities. Except as required by law, RBC does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by RBC or on RBC’s behalf.

For additional information, please see “Certain Considerations”, beginning on page 6, as well as the reports that RBC has filed with the SEC described under “Where You Can Find More Information”, beginning on page 32, including RBC’s 2015 Annual Report, which is available at the SEC’s Internet site (www.sec.gov) and is incorporated by reference into this Offer to Purchase. All subsequent written or oral forward-looking statements concerning the Offer to Purchase or other matters addressed in this Offer to Purchase and attributable to RBC or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE OFFER

Terms of the Offer

RBC is offering to purchase all of its outstanding Series C-1 Depositary Shares for the Series C-1 Offer Price plus Accrued Dividends and without interest, and all of its outstanding Series C-2 Depositary Shares for the Series C-2 Offer Price plus Accrued Dividends and without interest, in each case subject to the applicable Series Offer Limit. As of the date of this Offer to Purchase, there were 7,000,000 Series C-1 Depositary Shares and 4,000,000 Series C-2 Depositary Shares issued and outstanding. If all of the outstanding Depositary Shares tendered for are validly tendered and not validly withdrawn and purchased by RBC, RBC will pay an aggregate of approximately $297.0 million in cash to purchase the Depositary Shares (excluding estimated transaction expenses).  “Accrued Dividends” means, for each Depositary Share, accrued and unpaid dividends on the portion of a Preferred Share underlying such Depositary Share from the last dividend payment date with respect to such Preferred Share up to, but not including, the settlement date of the Offer.

At the expiration of the Offer, if all conditions to the Offer have been satisfied or waived, RBC will purchase all Depositary Shares that have been validly tendered and not validly withdrawn from the tendering holders.

RBC Capital Markets, LLC is acting as the Dealer Manager in connection with the Offer. The Dealer Manager may contact holders of Depositary Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners. The Dealer Manager will receive reasonable and customary compensation for its services. The Dealer Manager will also be indemnified against certain liabilities in connection with the Offer.

In addition, RBC will reimburse brokers, dealers and other nominees the reasonable costs incurred by them in connection with the mailing of this Offer to Purchase to the beneficial owners of Depositary Shares.

Except as described in this Offer to Purchase, RBC has no arrangements for and has no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. No person has been authorized to give any information or make any representation on RBC’s behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of RBC or its subsidiaries since the respective dates as of which information is given in this Offer to Purchase. RBC is offering to purchase, and is seeking tenders of, the Depositary Shares only in jurisdictions where the offers or tenders are permitted.

Owners holding Depositary Shares of record who tender their shares will not have to pay any fees or commissions. Owners holding Depositary Shares through a broker, dealer or other nominee who tender their shares may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

The Offer will expire at 11:59 p.m., New York City time, on February 22, 2016, unless extended (such time and date, as the same may be extended, the “Expiration Time”).

If the Offer expires or terminates without any Depositary Shares being accepted for payment by RBC following the expiration or termination of the Offer, you will continue to own your tendered Depositary Shares.

None of RBC, RBC’s board of directors, the Dealer Manager or the Information and Tender Agent makes any recommendation as to whether you should tender or refrain from tendering your Depositary Shares in the Offer, and none of them has authorized any person to make any such recommendation. RBC’s board of directors takes no position as to whether the Offer Price or the other terms of the Offer are fair to holders of Depositary Shares. None of RBC, RBC’s board of directors or management has hired any investment bank or other third-party professional to evaluate the fairness of the Series C-1 Offer Price, the Series C-2 Offer Price or the other terms of the Offer. RBC has not retained, and does not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Depositary Shares for purposes of negotiating the Offer.

You must make your own decision whether to tender your Depositary Shares and, if so, how many shares to tender upon your own assessment of the value of the Depositary Shares, your liquidity needs and any other factors you deem relevant. In doing so you should read and evaluate carefully the information in this Offer to Purchase and in the related Letter of Transmittal and you should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

Series Offer Limit

If, at the Expiration Time, an aggregate number of any series of Depositary Shares is validly tendered and not withdrawn such that, assuming that all such tendered Depositary Shares were purchased and canceled by RBC as of the Expiration Time, either (a) the aggregate market value of the remaining outstanding Depositary Shares of such series (calculated based on the closing price of such series of Depositary Shares on the NYSE as of the date on which the Expiration Time occurs) is less  than $3,000,000 or (b) the aggregate number of the remaining outstanding Depositary Shares of such series is less than 100,000, RBC will purchase a pro rata amount of Depositary Shares of such series from each tendering shareholder, so that RBC would purchase no more Depositary Shares of any series than would cause the aggregate number of the remaining outstanding Depositary Shares of such series to equal at least (such number of Depositary Shares with respect to each series of Depositary Shares, the “Series Offer Limit”) the greater of (i) the number of Depositary Shares of such series that would have an aggregate market value of $3,000,000 (calculated based on the closing price of such series of Depositary Shares on the NYSE as of the date on which the Expiration Time occurs) or (ii) 100,000.

In such event, the number of Depositary Shares that RBC will purchase from each tendering shareholder will be subject to prorationing based on the number of Depositary Shares of such series validly tendered and not withdrawn by all tendering shareholders prior to the Expiration Time. RBC will calculate the proration factor for each such series of Depositary Shares, by dividing (x) the Series Offer Limit for the such series, by (y) the total number of Depositary Shares of such series that are validly tendered and not withdrawn prior to the Expiration Time. In the event that, after application of the proration factor describe above, (i) the number of Depositary Shares that RBC would purchase from a shareholder includes a fractional Depositary Share, RBC will round the number of Depositary Shares that RBC will purchase from such shareholder down to the nearest whole Depositary Share. RBC will pay for Depositary Shares that RBC purchases in the Offer in same day funds on the settlement date of the Offer, currently expected to be February 24, 2016 (subject to the right or obligation of RBC to extend and/or amend the Offer).

The following table shows an illustrative calculation of the Series Offer Limit for each series of Depositary Shares based on hypothetical market values as of the Expiration Time.

CUSIP	Class of Depositary Shares	Series Offer Limit Hypothetical Market Value at Expiration Time
		$21.00	$24.00	$27.00	$30.00	$33.00
78013G402	Series C-1 Depositary Shares	6,857,142	6,875,000	6,888,888	6,900,000	6,900,000
78013G501	Series C-2 Depositary Shares	3,857,142	3,875,000	3,888,888	3,900,000	3,900,000

Purpose of the Offer; Source and Amount of Funds

The principal purposes of the Offer are to provide holders of the Depositary Shares with an opportunity to sell their Depositary Shares, the preferred dividends on which are generally subject to Canadian withholding tax (unlike the predecessor depositary shares of City National), to RBC at a premium to the price of such Depositary Shares as of the close of business prior to the date of the Offer; and to enhance RBC’s capital structure by permitting the retirement of Preferred Shares.  The Offer is not conditioned on RBC obtaining financing. The total amount of funds required to purchase all of the outstanding Series C-1 Depositary Shares tendered for is approximately $179.7 million, and the total amount of funds required to purchase all of the outstanding Series C-2 Depositary Shares tendered for is approximately $117.3 million (excluding, in each case, estimated transaction expenses). The total amount of cash required to purchase the Depositary Shares sought in the Offer and pay the transaction expenses will be funded by available cash on hand.

Conditions of the Offer

The Offer is not conditioned on RBC obtaining financing, nor is it conditioned on a minimum number of Depositary Shares having been tendered.

Subject to Rule 14e-1(c) under the Exchange Act (which requires a bidder to pay for or return tendered securities promptly after the termination or withdrawal of a tender offer), RBC is not obligated to accept for payment, purchase or pay for, and may delay the acceptance of, any Depositary Shares tendered pursuant to the Offer, if at any time on or after the date of this Offer to Purchase and prior to the expiration of the Offer, any of the following conditions exist:

•	there is any litigation regarding the Offer challenging or seeking to make illegal, materially delay, restrain or prohibit the Offer or the acceptance of Depositary Shares;

•
any law, rule or regulation or governmental order becomes applicable to RBC or the transactions contemplated by the Offer that results, directly or indirectly, in any of the consequences described in the immediately preceding bullet point; or

•
any court or governmental authority issues an order or takes any action restraining, enjoining, prohibiting or materially delaying the completion of the Offer or determining that completion of the Offer would violate any law, rule or regulation applicable to RBC.

RBC will, in its reasonable judgment, determine whether each condition to the Offer has been satisfied. The foregoing conditions are for the sole benefit of RBC and may be asserted by RBC in its sole discretion, regardless of the circumstances giving rise to any such condition and may be waived by RBC in whole or in part, at any time and from time to time, in its sole discretion, whether or not any other condition of the Offer is also waived, prior to the Expiration Time of the Offer. If any of the conditions to the Offer is not satisfied at the Expiration Time, and RBC does not waive such condition, the Offer will expire, and RBC will not accept for payment or purchase any of the Depositary Shares that have been tendered in the Offer.

Extension, Termination and Amendment of the Offer

The Offer will expire at the Expiration Time, which will be 11:59 p.m., New York City time, on February 22, 2016, unless extended.

If a broker, dealer, commercial bank, trust company or other nominee holds your Depositary Shares, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact the broker, dealer, commercial bank, trust company or other nominee to determine its deadline.

RBC expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open, in RBC’s sole discretion. RBC will extend the Expiration Time of the Offer if required by applicable law or regulation or for any reason RBC deems appropriate. During any such extension, all Depositary Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to your right to withdraw your Depositary Shares in accordance with the terms of the Offer.

Subject to the SEC’s applicable rules and regulations, RBC reserves the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Offer, including the conditions to the Offer;

•
delay its acceptance for payment or purchase of any Depositary Shares pursuant to the Offer or to terminate the Offer and not accept for payment or purchase any Depositary Shares not previously accepted for payment or purchased, if RBC, in its reasonable judgment, determines that any of the conditions of the Offer has not been satisfied; or

•	waive any condition.

RBC will announce any extension, termination, amendment or delay by issuing a press release. In the case of an extension, any such press release will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time and will state the new expiration time. If RBC amends the Offer in a manner RBC determines to constitute a material change, RBC will promptly disclose the amendment as required by applicable law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, RBC will extend the Offer as required by applicable law if the Offer would otherwise expire during that period.

Without limiting the manner in which RBC may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Offer, RBC will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a timely press release to an appropriate news agency.

If RBC makes a material change in the terms of the Offer or the information concerning the Offer, or if RBC waives a material condition of the Offer, RBC will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Time, RBC decreases the number of Depositary Shares being sought or increases or decreases the Series C-1 Offer Price or the Series C-2 Offer Price, or changes the type of consideration offered to holders of Depositary Shares, or increases or decreases the Retail Processing Fee (as defined below), such modification will be applicable to all holders of Depositary Shares whose Depositary Shares are accepted for payment pursuant to the Offer, and if, at the time notice of any such modification is first published, sent or given to holders of Depositary Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given to holders of Depositary Shares, the Offer will be extended to a date not earlier than ten business days after the date of such publication. For purposes of the Offer, a “business day” means any weekday that is not a legal holiday in New York, New York or Toronto, Ontario, Canada and that is not a day on which banking institutions in New York, New York or Toronto, Ontario, Canada are closed. and consists of the time period from 12:01 a.m. through midnight, New York City time.

Tender of Depositary Shares; Acceptance for Payment and Payment for Depositary Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the related Letter of Transmittal, RBC will, promptly after the Expiration Time, accept for payment all Depositary Shares validly tendered and not validly withdrawn prior to the Expiration Time. The payment date will be promptly after the Expiration Time. Assuming the offer is not extended, RBC expects that the settlement date of the Offer will be February 24, 2016.  In addition, subject to the applicable rules of the SEC, RBC expressly reserves the right to delay acceptance of, or the purchase of, any Depositary Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or purchase of, or payment for, the Depositary Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires RBC to pay the consideration offered for or to return the Depositary Shares tendered by, or on behalf of, shareholders, promptly after the termination or withdrawal of the Offer.

For purposes of the Offer, RBC will be deemed to have accepted for payment (and thereby purchased) Depositary Shares validly tendered and not validly withdrawn, if and when RBC notifies the Information and Tender Agent of its acceptance for payment of Depositary Shares tendered pursuant to the Offer. Upon the terms and subject to the conditions of the Offer and the related Letter of Transmittal, RBC will deliver the cash required to pay for the tendered Depositary Shares, less any amount withheld on account of Canadian withholding tax, to the Information and Tender Agent, which will act as agent for tendering holders for the purpose of receiving the cash consideration from RBC and transmitting the cash to the tendering holders whose Depositary Shares have been accepted for payment.

RBC reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Depositary Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve RBC from its obligations under the Offer and will in no way prejudice the rights of a tendering holder to receive payment for his, her or its Depositary Shares validly tendered and accepted for payment pursuant to the Offer.

Under no circumstances will RBC pay interest on the Series C-1 Offer Price or the Series C-2 Offer Price, regardless of any delay in paying for tendered Depositary Shares or of any extension of the Expiration Time.

If, prior to the Expiration Time, RBC modifies the Series C-1 Offer Price or the Series C-2 Offer Price, RBC will pay the modified offer price for all Series C-1 Depositary Shares or Series C-2 Depositary Shares, as applicable, purchased pursuant to the Offer, whether or not any such Depositary Shares were tendered before the modification in the offer price.

If certain events occur, RBC may not be obligated to purchase Depositary Shares pursuant to the Offer. See “The Offer—Conditions of the Offer” beginning on page 12.

RBC will submit Depositary Shares acquired pursuant to the Offer to Computershare Trust Company, N.A. and Computershare Inc. (together, the “Depositary”) for cancellation of the receipts with respect to such Depositary Shares, and will cancel the Preferred Shares underlying such Depositary Shares.  Subject to applicable laws, RBC may seek to sell or otherwise dispose of some or all of the Depositary Shares purchased by RBC in the Offer from time to time, and/or may seek to acquire additional Depositary Shares or other securities of RBC from time to time. Any transaction that RBC may pursue may be made at any time and from time to time without prior notice and will depend on a variety of factors, including, without limitation, the price and availability of RBC’s securities, subsequent developments affecting RBC, RBC’s business and RBC’s prospects, other investment and business opportunities available to RBC, general industry and economic conditions, the securities markets in general, tax considerations and other factors deemed relevant by RBC.

Procedures for Tendering

Proper Tender of Depositary Shares. All of the Depositary Shares are held in book-entry form through the facilities of DTC and must be tendered through DTC.  A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an Agent’s Message (as defined below) to the Information and Tender Agent by DTC in accordance with DTC’s procedures for such transfers, or by delivery to the Information and Tender Agent of a duly executed Letter of Transmittal (or a copy or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal. You should contact the Information and Tender Agent for assistance at the contact information listed on the back cover of this Offer to Purchase. Please note that RBC will not purchase your Depositary Shares in the Offer unless the Information and Tender Agent receives the required confirmation prior to the Expiration Time.

If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline.  Letters of Transmittal should not be sent or delivered to RBC. Shareholders who desire to tender Depositary Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact that firm to effect a tender on their behalf.

The Information and Tender Agent has established an account with respect to the Depositary Shares at DTC for purposes of this Offer to Purchase. Any financial institution that is a participant in the DTC system may make book-entry delivery of tendered Depositary Shares by causing DTC to transfer such Depositary Shares into the Information and Tender Agent’s account at DTC in accordance with DTC’s procedures for such transfers. In accordance with DTC’s procedures, DTC will then verify the acceptance of the Offer and send to the Information and Tender Agent an “Agent’s Message,” which means a message from DTC transmitted to, and received by, the Information and Tender Agent forming a part of a timely confirmation of a book-entry transfer of Depositary Shares, which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Depositary Shares that are the subject of the Agent’s Message, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) RBC may enforce such agreement against the DTC participant.

Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in DTC book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Depositary Shares) of the Depositary Shares tendered thereby, unless such holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal; or (b) the Depositary Shares tendered are tendered for the account of a firm (an “Eligible Institution”) that is a broker, dealer, commercial bank, credit union, savings association, or other entity and is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5 of the Letter of Transmittal. If any of the Depositary Shares tendered thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal. If any of the tendered Depositary Shares are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to RBC of their authority so to act must be submitted.

Timely Delivery.  The method of delivery of any documents, including the Letter of Transmittal and any other required documents, is at the option and sole risk of the tendering shareholder. If documents are sent by mail, registered mail with return receipt requested, properly insured, is recommended. Shareholders have the responsibility to cause their Depositary Shares to be tendered, the Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, or, in the case of a book-entry transfer, an Agent’s Message, to be timely delivered. Timely delivery is a condition precedent to acceptance of Depositary Shares for purchase pursuant to this Offer to Purchase and to payment of the purchase amount. Notwithstanding any other provision hereof, payment for Depositary Shares accepted for payment pursuant to this Offer to Purchase will, in all cases, be made only after timely receipt by the Information and Tender Agent of an Agent’s Message with respect to the delivery of such Depositary Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) and any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message.

Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by RBC, in its sole discretion, which determinations shall be final and binding. RBC reserves the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for any Depositary Shares if, in the opinion of RBC’s counsel, accepting, purchasing or paying for such Depositary Shares would be unlawful. RBC also reserves the absolute right to waive any of the conditions of this Offer to Purchase or any defect in any tender, whether generally or with respect to any particular Depositary Share(s) or shareholder(s). RBC’s interpretations of the terms and conditions of this Offer to Purchase shall be final and binding. By tendering Depositary Shares to RBC, you agree to accept all decisions RBC makes concerning these matters and waive any right you might otherwise have to challenge those decisions. None of RBC, RBC’s board of directors, the Dealer Manager the Information and Tender Agent or any other person is or will be obligated to give any notice of any defect or irregularity in any tender, and none of them shall incur any liability for failure to give any such notice. RBC is not obligated and does not intend to accept any alternative, conditional or contingent tenders or tenders of fractional Depositary Shares.

RBC also reserves the absolute right to waive any defect or irregularity in the tender of any Depositary Shares, whether or not similar defects or irregularities are waived in the case of any other holder of Depositary Shares. A tender will not be deemed to have been validly made until all defects and irregularities have been cured or waived. None of RBC, the Dealer Manager, the Information and Tender Agent or any other person will be under any duty to give notification of any defects or irregularities in any letter of transmittal submitted to the Information and Tender Agent, nor will any of them incur any liability for failure to give any such notification. RBC’s interpretation of the terms and conditions of the Offer (including the letter of transmittal and instructions thereto) will be final and binding.

Effects of Tenders

The tender of Depositary Shares pursuant to any of the procedures described in this Offer to Purchase and the related Letter of Transmittal will constitute a binding agreement between the tendering holder and RBC upon the terms and subject to the conditions of the Offer. Such agreement will be governed by, and construed in accordance with, the laws of the State of New York. The valid tender of Depositary Shares will constitute the agreement of the holder to deliver good and marketable title to all tendered Depositary Shares, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind and the same will not be subject to any adverse claim.

By executing and delivering a Letter of Transmittal, a tendering holder of Depositary Shares (i) sells, assigns and transfers to, or upon the order of, RBC all right, title and interest in and to all of the Depositary Shares being tendered thereby and the Preferred Shares represented by such Depositary Shares (and any and all other securities issued or issuable in respect thereof on or after January 25, 2016) and (ii) irrevocably appoints the Information and Tender Agent the true and lawful agent and attorney-in-fact and proxy of the tendering holder with respect to such Depositary Shares and such Preferred Shares (and all such other securities) with full power of substitution (such power of attorney and proxy being deemed to be an irrevocable power coupled with an interest) to the full extent of such holder’s rights with respect to such Depositary Shares and Preferred Shares (and all such other securities) (a) to transfer ownership of such Depositary Shares and Preferred Shares (and all such other securities) to, or upon the order of, RBC, (b) to present such Depositary Shares and Preferred Shares (and all such other securities) for transfer on the books of RBC and (c) to receive all benefits and otherwise exercise all rights of beneficial ownership of such Depositary Shares and Preferred Shares (and all such other securities), all in accordance with the terms and subject to the conditions of the Offer (with full knowledge that the Information and Tender Agent also acts as the agent of RBC).

Withdrawal Rights

You may validly withdraw previously tendered Depositary Shares at any time prior to the expiration of the Offer, which is 11:59 p.m., New York City time, on February 22, 2016, unless the offer is extended. In addition, after the expiration of the Offer, you will have the right to withdraw any Depositary Shares that you tendered that are not accepted for payment within 40 business days after the commencement of the Offer.

For a withdrawal to be effective, you must deliver a written notice of withdrawal, or a properly transmitted “Request Message” through DTC’s procedures, to the Information and Tender Agent at the appropriate address specified on the back cover of this Offer to Purchase prior to the Expiration Time or, if your Depositary Shares are not previously accepted for payment by RBC, after the expiration of 40 business days after the commencement of the Offer. Any notice of withdrawal must identify the name of the person who tendered the Depositary Shares, the number of Depositary Shares to be withdrawn and the name and number of the account at DTC to be credited with the withdrawn Depositary Shares. Your notice of withdrawal must comply with the requirements set forth in this Offer to Purchase and with DTC’s procedures.

If RBC extends the Offer or delays its acceptance for payment of, or payment for, the Depositary Shares tendered in the Offer for any reason, then, without prejudice to RBC’s rights under the Offer, the Information and Tender Agent may retain tendered Depositary Shares, subject to Rule 13e-4 and Rule 14e-1 under the Exchange Act (which requires that a bidder making a tender offer must either pay the consideration offered for or return the Depositary Shares tendered promptly after the termination or withdrawal of the Offer).

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by RBC. RBC’s determination will be final and binding on all parties. Any Depositary Shares withdrawn will be deemed not to have been validly tendered for purposes of the Offer, and no consideration will be paid for them, unless the Depositary Shares so withdrawn are validly re-tendered and not validly withdrawn. Validly withdrawn Depositary Shares may be re-tendered by following the procedures described above under “Procedures for Tendering” at any time prior to the Expiration Time.

None of RBC, the Dealer Manager, the Information and Tender Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notification. Any Depositary Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer.

Effects of Not Tendering Depositary Shares

The Offer is not conditioned on a minimum number of Depositary Shares having been tendered. Accordingly, your decision to not tender your Depositary Shares will have no effect on whether or not the Offer is completed. If you do not tender your Depositary Shares, whether or not the Offer is completed, you will continue to own your Depositary Shares.

Payment of Declared Dividends

On December 2, 2015, RBC’s board of directors declared a dividend of $13.75 per Series C-1 Preferred Share (equivalent to $0.34375 per Series C-1 Depositary Share) (the “Series C-1 Dividend”) and $16.875 per Series C-2 Preferred Share (equivalent to $0.421875 per Series C-2 Depositary Share) (the “Series C-2 Dividend”). The Series C-1 Dividend is payable to shareholders of record on February 5, 2016, and is expected to be paid on February 15, 2016. The Series C-2 Dividend is payable to shareholders of record on January 29, 2016, and is expected to be paid on February 8, 2016. You will be entitled to the Series C-1 Dividend and the Series C-2 Dividend, as applicable, whether or not you tender your Depositary Shares pursuant to the Offer provided you hold such Depositary Shares on the applicable record date. Because you will remain the holder of any Depositary Shares you tender until the Offer expires and we accept any such Depositary Shares for payment, you will receive the Series C-1 Dividend and the Series C-2 Dividend, as applicable, even if you tender your shares prior to the applicable record date.

Holders Are Urged to Obtain a Current Market Quotation for the Depositary Shares.

The Depositary Shares are currently registered with the SEC and will continue to be so registered following the completion of the Offer.

The Depositary Shares are currently listed on the NYSE and will continue to be so listed following the completion of the Offer.  This Offer does not have the purpose of delisting the Depositary Shares from the NYSE.

Appraisal Rights

You do not have appraisal rights in connection with the Offer.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Purchase, RBC is not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for RBC’s acquisition of Depositary Shares in the Offer.

Subsequent Repurchases of Depositary Shares

Subject to applicable law, from time to time after the tenth business day following the Expiration Time or other termination of the Offer, RBC or its affiliates may acquire untendered Depositary Shares through privately negotiated transactions, tender offers, exchange offers, open market purchases or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the value of the consideration payable pursuant to the Offer and could be paid in cash or other consideration. In addition, RBC may, subject to certain conditions, redeem the Preferred Shares underlying untendered Depositary Shares under the terms of the applicable Provisions. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) RBC or any of its affiliates may choose to pursue in the future.

Expenses

RBC expects to incur reasonable and customary fees and expenses of approximately $580,000 in connection with the Offer. In addition, RBC will reimburse brokers, dealers and other nominees the reasonable costs incurred by them in connection with the mailing of this Offer to Purchase to the beneficial owners of Depositary Shares.

In connection with the Offer, RBC’s officers, directors and employees may solicit tenders of Depositary Shares by use of the mails, personally or by telephone, facsimile, electronic communication or other similar methods. These officers, directors and employees will not be separately compensated for these services.

Owners holding Depositary Shares of record who tender their shares will not have to pay any fees or commissions. Owners holding Depositary Shares through a broker, dealer or other nominee who tender their shares may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.

Transfer Tax

RBC expects that transfer taxes will generally not be payable on the transfer to it of Depositary Shares purchased pursuant to the Offer to Purchase; however, no assurance can be given in this regard.  It is possible such transfer taxes could apply under certain circumstances, for example if (a) payment of the Series C-1 Offer Price or the Series C-2 Offer Price is to be made to, or (in the circumstances permitted by the Offer to Purchase) unpurchased Depositary Shares are to be registered in the name(s) of any person(s) other than the registered owner(s) or (b) if the Depositary Shares tendered are held in the name(s) of any person(s) other than the registered owner(s).  You are urged to consult your own tax advisor regarding the possible application of transfer taxes in connection with the Offer to Purchase.  You will be responsible for any transfer taxes payable on the transfer of Depositary Shares in connection with the Offer to Purchase, including that the amount of any transfer taxes payable on account of the transfer may be deducted from the Series C-1 Offer Price or the Series C-2 Offer Price, as applicable, unless satisfactory evidence of the payment of any applicable transfer taxes, or exemption therefrom, is submitted herewith.

COMPANIES THAT WILL ASSIST RBC IN MAKING THE TENDER OFFER AND THE CONSENT SOLICITATION

Dealer Manager

RBC has engaged the Dealer Manager to act as the Dealer Manager in connection with the Offer. In this capacity, the Dealer Manager may contact holders or beneficial owners of the Depositary Shares regarding the Offer and may ask brokers, dealers, commercial banks and others to mail this document and other materials to beneficial owners of the Depositary Shares.  The Dealer Manager is an affiliate of RBC.

At any given time, the Dealer Manager may trade the Depositary Shares or any other securities of RBC for its own respective account, or for the accounts of its customers, and accordingly, may hold a long or short position in the Depositary Shares or those other securities. Provided the Dealer Manager holds a long position in the Depositary Shares, the Dealer Manager may tender Depositary Shares in the Offer on its own account. The Dealer Manager is not obligated to make a market in the Depositary Shares. The Dealer Manager acted as a financial advisor to RBC in connection with the City National Merger. See “Certain U.S. Federal Income Tax Considerations—Characterization of the Offer and the City National Merger.”

RBC will pay the Dealer Manager and the Retail Processing Dealers retail processing fees as described in “Miscellaneous—Retail Processing Dealers and Retail Processing Fees” beginning on page 30.  RBC has also agreed to reimburse the reasonable expenses that the Dealer Manager may incur as Dealer Manager, and RBC has also agreed to indemnify the Dealer Manager and its respective affiliates for certain liabilities they may incur as a result of the Dealer Manager acting as Dealer Manager, including certain liabilities to which they may be subject under securities laws.

The Dealer Manager and its affiliates have engaged in other transactions with, and from time to time have provided investment or commercial banking, financial advisory and general financing services for, RBC in the ordinary course of their respective businesses, for which they have received customary fees, commissions and reimbursements of expenses. The Dealer Manager and its affiliates may also engage in transactions or perform such services for RBC in the future. Further, the Dealer Manager may hold Depositary Shares and may participate in the Offer, and, as a result, would receive a portion of the proceeds of the Offer.

Any shareholder that has questions concerning the terms of the Offer may contact the Dealer Manager at the address and telephone number set forth on the last page of this Offer to Purchase.

Information and Tender Agent

RBC has retained Ipreo LLC as the Information and Tender Agent and Continental Stock Transfer & Trust Company as the Depositary (the “Depositary”) for the Offer. RBC will pay the Information and Tender Agent customary fees for its services and reimburse the Information and Tender Agent for its reasonable expenses. The Information and Tender Agent will pay the Depositary customary fees and expenses for its services. RBC has also agreed to indemnify the Information and Tender Agent and Depositary for liabilities they may incur in their respective capacities as such.

Any shareholder that has questions concerning the terms of the Offer may contact the Information and Tender Agent at the address and telephone number set forth on the last page of this Offer to Purchase.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes certain material U.S. federal income tax consequences relating to the Offer to holders of Depositary Shares.  This discussion addresses tax consequences only to holders who hold their Depositary Shares as capital assets within the meaning of Section 1221 of the Code.  This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders that are subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for the alternative minimum tax,

•	a person that actually or constructively owns 5% or more (by vote or value) of the stock of RBC,

•	a person that holds Depositary Shares as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect, as well as the Canada-United States Income Tax Convention (1980) as amended (the “Treaty”). These laws are subject to change, possibly on a retroactive basis. RBC has not and will not seek any rulings from the United States Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the merger that are different from those discussed below.

If a partnership holds Depositary Shares, the tax treatment of a partner will generally depend on the status of the partners and the tax treatment of the partnership.  If you are a partner of a partnership holding Depositary Shares, you should consult your tax advisors.

For U.S. income tax purposes, holders of Series C-1 Depositary Shares will be treated as beneficial owners of the underlying Series C-1 Preferred Shares, and holders of Series C-2 Depositary Shares will be treated as beneficial owners of the underlying Series C-2 Preferred Shares.

For purposes of this discussion, RBC uses the term “U.S. holder” to mean a beneficial owner of Depositary Shares that is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes,

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•
a trust which either (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Depositary Shares that is not a United States person for U.S. federal income tax purposes.

Characterization of the Offer and City National Merger

On November 2, 2015, pursuant to the Agreement and Plan of Merger, dated as of January 22, 2015, by and among City National, RBC and RBC USA Holdco Corporation, City National merged with and into RBC USA Holdco Corporation, a direct, wholly-owned subsidiary of RBC (the “City National Merger”).  Pursuant to the City National Merger:

The Series C-1 Preferred Shares (represented by the Series C-1 Depositary Shares) were issued in exchange for shares of Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share, of City National (such shares, the “City National Series C Preferred Shares”, and such exchange, the “Series C-1 Exchange”), and

The Series C-2 Preferred Shares (represented by the Series C-2 Depositary Shares) were issued in exchange for shares of 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D, par value $1.00 per share, of City National (such shares, the “City National Series D Preferred Shares”, and such exchange, the “Series C-2 Exchange”).

The City National Merger was intended to qualify as a reorganization for U.S. federal income tax purposes pursuant to which (1) the Series C-1 Exchange should be treated as a fully taxable transaction and (2) the Series C-2 Exchange should be treated as an exchange for which no gain or loss should be recognized upon the City National Merger.

RBC believes and intends to take the position that a sale of Depositary Shares for cash pursuant to the Offer is a transaction separate from the City National Merger, and the remainder of this discussion assumes that RBC’s position is correct.  However, there can be no assurance that the IRS will not assert, or that a court will not agree, that the Offer should be treated as made in connection with the City National Merger.  Such a position, if successfully asserted, could result in adverse tax consequences to holders of Depositary Shares, possibly including that holders of Series C-2 Depositary Shares could be required to recognize gain or loss with respect to their City National Series D Preferred Shares in connection with the City National Merger even if not tendering Depositary Shares in the Offer.  Holders of Depositary Shares are urged to consult with their tax advisors regarding a possible treatment of the Offer in connection with the City National Merger.

U.S. Holders

A sale of Depositary Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.  A U.S. holder that participates in the Offer will, depending on such holder’s particular circumstances, be treated as either recognizing gain or loss from the disposition of Depositary Shares or as receiving a distribution from RBC with respect to its stock.  If a broker or other paying agent is unable to determine whether sale or exchange treatment or distribution treatment should apply to a particular U.S. holder, such broker or paying agent may be required to report the transaction as resulting in a distribution.  In such event, if you believe that sale or exchange treatment is the proper treatment for you, you should consult with your own tax advisor about how to report the transaction on your tax return.

Passive Foreign Investment Company Rules

RBC does not believe that it is, for U.S. federal income tax purposes, a passive foreign investment company, or PFIC, and expects to operate in such a manner so as not to become a PFIC, but this conclusion is a factual determination that is made annually and thus may be subject to change. If RBC is a PFIC for its 2015 or 2016 taxable years, a U.S. holder could be subject to additional U.S. federal income taxes in connection with the Offer, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. The remainder of this discussion assumes that RBC will not be treated as a PFIC for U.S. federal income tax purposes.

Sale or Exchange Treatment

Under Section 302 of the Code, a sale of Depositary Shares for cash by a U.S. holder pursuant to the Offer will be treated as a “sale or exchange” of Depositary Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Depositary Shares held by the tendering U.S. holder only if the sale:

•	results in a “complete termination” of such U.S. holder’s stock in RBC, or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder.

A sale of Depositary Shares by a U.S. holder pursuant to the Offer will result in a “complete termination” if, after the sale, either (1) the U.S. holder no longer owns any of RBC’s outstanding stock (either actually or constructively) or (2) the U.S. holder no longer actually owns any of RBC’s outstanding stock and, with respect to any shares constructively owned, is eligible to waive, and effectively waives, such constructive ownership.  U.S. holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.  For purposes of this discussion, “stock” of RBC means any interest in RBC treated as equity for U.S. federal income tax purposes, including RBC’s common shares and preferred shares (including Depositary Shares).

A sale of Depositary Shares by a U.S. holder pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. holder’s proportionate interest in RBC.  Whether a holder of Depositary Shares meets this test will depend on the holder’s particular facts and circumstances, as well as the relative percentage of Depositary Shares tendered by such holder and each of the other holders of Depositary Shares.

The IRS has indicated in a published revenue ruling that if a shareholder (actually or constructively) owns no stock other than nonvoting, nonconvertible, preferred stock (which should include the Depositary Shares), a redemption of any amount of such preferred stock should qualify for sale treatment. The same conclusion is likely to apply where any other shares held by the tendering shareholder possess a relatively small amount of voting power (i.e., where the tendering shareholder has no legal or practical ability to affect the corporation’s decision making), but the answer is unclear (given the absence of any definitive authority on the issue). U.S. holders should consult their own tax advisors regarding the application of the foregoing standard to their particular facts and circumstances.

As noted above, in applying the foregoing Section 302 tests, a U.S. holder must take into account not only stock that such U.S. holder actually owns, but also stock that such U.S. holder is treated as owning under constructive ownership rules. Generally, under Section 318 of the Code, a U.S. holder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals and entities as well as stock that a U.S. holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security.

Contemporaneous dispositions or acquisitions of stock by a U.S. holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether either of the Section 302 tests described above is satisfied. A U.S. holder should consult its own tax advisor regarding the treatment of other dispositions or acquisitions of shares that may be integrated with such U.S. holder’s sale of Depositary Shares to RBC pursuant to the Offer.

If a U.S. holder satisfies either of the Section 302 tests described above, the U.S. holder will recognize gain or loss equal to the difference between the purchase price (including any Canadian tax withheld) for the Depositary Shares (including purchase price that is attributable to Accrued Dividends, but reduced by the amount attributable to declared but unpaid dividends, which would be taxable in the manner described below under “Distribution Treatment”) and such U.S. holder’s tax basis in the Depositary Shares tendered.

Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Depositary Shares exceeds one year as of the date of the sale pursuant to the Offer. Since the Series C-1 Depositary Shares were issued in connection with the Series C-1 Exchange on November 2, 2015, which is expected to be treated as a fully taxable transaction, it is expected that any capital gain or loss with respect to such shares will be short-term capital gain or loss. The holding period of a holder of Series C-2 Depositary Shares who acquired such shares pursuant to the Merger in respect of City National Series D Preferred Shares will generally include the holder’s holding period in such shares.  In the case of a non-corporate U.S. Holder, the maximum rate of U.S. federal income tax applicable to long-term capital gain on Depositary Shares is generally 20% (but see “Medicare Tax” below). Certain limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of tendered Depositary Shares (i.e., Depositary Shares acquired by the U.S. holder at the same cost in a single transaction).  The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.  Accordingly, the ability of a U.S. holder to obtain a foreign tax credit in respect of Canadian tax withheld may require that such U.S. holder make an election pursuant to the Code and Treaty pursuant to which gain would be treated as foreign source income for U.S. tax purposes.  The application of such an election in connection with the Offer is subject to uncertainty.  Each U.S. holder is urged to consult its own tax advisor with respect to the application of the foreign tax credit rules to the Offer.

Distribution Treatment

If a U.S. holder does not satisfy either of the Section 302 tests described above, the sale of a U.S. holder’s Depositary Shares pursuant to the Offer will not be treated as a sale or exchange under Section 302. Instead, the entire amount of the purchase price (including any Canadian tax withheld) for the Depositary Shares received by such U.S. holder pursuant to the Offer will be treated as a distribution to the U.S. holder with respect to such U.S. holder’s remaining stock in RBC.  Even if a U.S. holder satisfies one of the Section 302 tests described above, any amount of purchase price attributable to declared but unpaid dividends would be treated as a distribution to the U.S. holder with respect to the U.S. holder’s Depositary Shares.  Any such distribution will be treated as a dividend to the extent of the U.S. holder’s share of RBC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution in excess of RBC’s current or accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. holder’s tax basis in the shares with respect to which the distribution is deemed received (as determined on a block-by-block basis), and any remainder will be treated as capital gain. As described further under “Sale or Exchange Treatment” above, such capital gain will be long-term capital gain if the U.S. holder has held the Depositary Shares for more than one year as of the date of sale pursuant to the Offer.

Any distribution pursuant to the Offer treated as a dividend will generally constitute “qualified dividend income” that is subject to taxation at a maximum rate of 20% for non-corporate U.S. holders provided certain holding period requirements are met (but see “Medicare Tax” below).  The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.  Amounts treated as dividends will be income from sources outside the United States and will, depending on the U.S. holder’s circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to a U.S. holder.

Under regulations proposed by the IRS, if a U.S. holder were subject to distribution treatment under Section 302, and the U.S. holder held more than one class of shares, the U.S. holder’s tax basis in any class of shares tendered in the Offer would not be added to the U.S. holder’s basis in its other class or classes of shares after the Offer. Furthermore, in the event the U.S. holder would not retain any shares following the Offer, the U.S. holder’s tax basis in the shares tendered would not be added to shares held by a related person. Instead, in either case, in the event the U.S. holder otherwise would lose its basis in its shares by virtue of having tendered all of its shares of that class in the Offer and having had such tender treated as a distribution, the U.S. holder would recognize a loss. Such loss, however, would generally be deferred until such time as the U.S. holder would have recognized gain on the sale of the shares, rather than a deemed distribution, pursuant to Section 302 (or such time as all the classes of shares became worthless). The proposed regulations are, however, only effective for transactions entered into after they are published as final, and it is not clear if and when they will be finalized.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend income and its net gains from the disposition of shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Depositary Shares.

Backup Withholding and Information Reporting

The sale by a U.S. holder of Depositary Shares pursuant to the Offer may be subject to information reporting requirements on IRS Form 1099.  Additionally, backup withholding may apply to the purchase price for Depositary Shares paid pursuant to the Offer to a non-corporate U.S. holder that fails to provide an accurate taxpayer identification number, is notified by the IRS that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns, or, in certain circumstances, fails to comply with applicable certification requirements.  A U.S. holder generally may obtain a refund of amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s income tax liability by filing a refund claim with the IRS.

Non-U.S. Holders

A non-U.S. holder who participates in the Offer will, depending on such holder’s particular circumstances, be treated as either recognizing gain or loss from the disposition of Depositary Shares or as receiving a distribution from RBC with respect to its stock.  The determination of whether proceeds received by a non-U.S. holder from the sale of Depositary Shares are treated as a distribution with respect to RBC stock or as a sale or exchange is generally the same as described above with respect to U.S. holders.

Distribution Treatment

Amounts treated as dividends with respect to RBC stock pursuant to the Offer will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that the non-U.S. holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis. In such cases, you generally will be taxed in the same manner as a U.S. holder.

Sale or Exchange Treatment

Amounts treated as gain recognized on the sale of Depositary Shares pursuant to the Offer will not be subject to U.S. federal income tax unless (1) the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that the non-U.S. holder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. holder to U.S. taxation on a net income basis, or (2) the non-U.S. holder is an individual, is present in the United States for 183 or more days in the taxable year of the sale, and certain other conditions exist.

Branch Profits Tax

 In the case of a corporate non-U.S. holder, “effectively connected” dividends and gains may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Backup Withholding and Information Reporting

A non-U.S. holder is generally exempt from backup withholding and information reporting requirements with respect to the sale of Depositary Shares pursuant to the Offer as long as (1) the non-U.S. holder has furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (2) the non-U.S. holder otherwise establishes an exemption.  A non-U.S. holder generally may obtain a refund of amounts withheld under the backup withholding rules that exceed the non-U.S. holder’s income tax liability by filing a refund claim with the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the U.S. federal income tax consequences of the Offer in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material Canadian federal income tax considerations under the Income Tax Act (Canada) and the Income Tax Regulations, or collectively, the Canadian Tax Act, of the disposition of Depositary Shares pursuant to the Offer generally applicable to a beneficial owner of a Depositary Share who, for purposes of the Canadian Tax Act and at all relevant times, (1) is not and is not deemed to be resident in Canada; (2) deals at arm’s length with RBC; (3) is not affiliated with RBC; (4) holds Depositary Shares as capital property; and (5) does not use or hold, and is not deemed to use or hold, Depositary Shares in a business carried on in Canada, referred to as a “non-resident holder”. Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

Generally, Depositary Shares will be capital property to a non-resident holder provided the non-resident holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Canadian Tax Act and RBC’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, referred to as the “Proposed Amendments”, and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. This summary is not exhaustive of all Canadian federal income tax considerations. You should consult your own tax advisors concerning the Canadian federal income tax consequences of the Offer in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

For the purposes of the Canadian Tax Act, any amount relating to the acquisition, holding or disposition of Depositary Shares must generally be converted into Canadian dollars using the noon exchange rate quoted by the Bank of Canada for the day on which the amount arose.

For Canadian federal income tax purposes, holders of Series C-1 Depositary Shares will be treated as beneficial owners of the underlying Series C-1 Preferred Shares, and holders of Series C-2 Depositary Shares will be treated as beneficial owners of the underlying Series C-2 Preferred Shares.

Disposition of Depositary Shares to RBC

On the disposition of Depositary Shares to RBC pursuant to the Offer, a non-resident holder will:

(a) be deemed to receive a dividend equal to the amount, if any, by which the amount paid by RBC for the non-resident holder’s Depositary Shares (converted into Canadian dollars on the date of payment) exceeds the paid-up capital of such holder’s Depositary Shares for purposes of the Canadian Tax Act (generally determined in Canadian dollars on the date of issuance of the Depositary Shares), and such dividend will be subject to Canadian withholding tax as described under “Deemed Dividends on Depositary Shares” below; and

(b) be considered to have disposed of such holder’s Depositary Shares for proceeds of disposition equal to the amount paid by RBC for the non-resident holder’s Depositary Shares (converted into Canadian dollars on the date of payment) less the amount of the deemed dividend, if any, computed in (a), and the resulting capital gain, if any, will be subject to the treatment under the Canadian Tax Act as described under “Capital Gain on Depositary Shares” below.

RBC has determined the paid-up capital for purposes of the Canadian Tax Act of each Series C-1 Preferred Share to be $32.4303 Canadian dollars and of each Series C-2 Preferred Share to be $38.1409 Canadian dollars.

Deemed Dividends on Depositary Shares

Dividends deemed to be paid or credited to a non-resident holder on the disposition of the Depositary Shares to RBC pursuant to the Offer (as described under “Disposition of Depositary Shares to RBC” above) will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the non-resident holder is entitled under any applicable income tax convention. Under the Canada-U.S. Income Tax Convention (1980), referred to as the “Treaty”, where dividends on the Depositary Shares are considered to be paid to or derived by a non-resident holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits in accordance with, the provisions of the Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%. The amount of withholding tax applicable to a particular non-resident holder will depend upon such holder’s circumstances as well as the exchange rate at the settlement date of the Offer.  Assuming an exchange rate of $0.7067 per Canadian dollar (the Bank of Canada noon day exchange rate as of January 22, 2016) and purchase prices of $26.04 and $30.08 for the Series C-1 Depositary Shares and Series C-2 Depositary Shares, respectively (the prices including Accrued Dividends through to the expected settlement date of the Offer), and that a non-resident holder is entitled to the benefits of the Treaty, such non-resident holder would be subject to withholding in the amount of approximately $0.47 and $0.47 per Series C-1 Depositary Share and Series C-2 Depositary Share, respectively.

Capital Gain on Depositary Shares

A non-resident holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of Depositary Shares, unless the Depositary Shares are “taxable Canadian property” to the non-resident holder for purposes of the Canadian Tax Act at the time of the disposition and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident.

Generally, Depositary Shares will not constitute taxable Canadian property to a non-resident holder at a particular time provided that the Depositary Shares are listed at that time on a designated stock exchange (which includes the NYSE), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the non-resident holder, (b) persons with whom the non-resident holder does not deal at arm’s length, and (c) partnerships in which the non-resident holder or a person described in clause (b) of this sentence holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of the capital stock of RBC, and (ii) more than 50% of the fair market value of the Depositary Shares was derived directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interest in which were not themselves taxable Canadian property at the particular time) from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Canadian Tax Act), (iii) “timber resource properties” (as defined in the Canadian Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists.

Even if Depositary Shares are taxable Canadian property to a non-resident holder, the Treaty will generally exempt a non-resident holder that is a U.S. resident for the purposes of, and is entitled to benefits in accordance with, the provisions of the Treaty from tax under the Canadian Tax Act on any capital gain arising on the disposition of a Depositary Share unless the value of the RBC at the time of disposition is derived principally from real property situated in Canada.

MISCELLANEOUS

Recent Securities Transactions

On November 2, 2015, upon completion of the City National Merger, (i) each share of City National’s 5.50% Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share (the “CNC Series C Preferred Shares”), issued and outstanding immediately prior to completion of the merger was cancelled and RBC issued to the former holder one Series C-1 Preferred Share, and (ii) each share of City National’s 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D, par value $1.00 per share (the “CNC Series D Preferred Shares,” and together with the CNC Series C Preferred Shares, the “CNC Preferred Shares”), issued and outstanding immediately prior to completion of the merger was cancelled and RBC issued to the former holder one Series C-2 Preferred Share. The terms of the Series C-1 Preferred Shares and the Series C-2 Preferred Shares have powers, preferences and special rights that are substantially similar to and not materially less favorable to the holder than the powers, preferences and special rights set out in the certificate of designations of the CNC Series C Preferred Shares and the CNC Series D Preferred Shares, respectively.  Prior to completion of the City National Merger, each CNC Series C Preferred Share was represented by a depositary share representing a one-fortieth interest in a CNC Series C Preferred Share (the “CNC Series C Depositary Shares”) and each CNC Series D Preferred Share was represented by a depositary share representing a one-fortieth interest in a CNC Series D Preferred Share (the “CNC Series D Depositary Shares,” and together with the CNC Series C Depositary Shares, the “CNC Depositary Shares”).  The CNC Series C Depositary Shares and the CNC Series D Depositary Shares were listed on the NYSE.  Upon completion of the City National Merger, as a result of the cancellation of the CNC Preferred Shares and the issuance of the Preferred Shares, each holder of CNC Depositary Shares received one Series C-1 Depositary Share for each CNC Series C Depositary Share and one Series C-2 Depositary Share for each CNC Series D Depositary Share.

Market Information about the Depositary Shares

The principal trading market for the Series C-1 Depositary Shares and the Series C-2 Depositary Shares is the New York Stock Exchange (the “NYSE”), where they are traded under the symbols “RY.PR.S” and “RY.PR.T,” respectively.

On January 22, 2016, there were 7,000,000 Series C-1 Depositary Shares issued and outstanding and 4,000,000 Series C-2 Depositary Shares issued and outstanding, representing 175,000 Series C-1 Preferred Shares and 100,000 Series C-2 Preferred Shares, respectively.

The following table sets forth the high and low sales prices for the Depositary Shares on the NYSE for the periods indicated since the Merger.

ROYAL BANK OF CANADA

	Sale Price per Series C-1 Depositary Share(3)		Sale Price per Series C-2 Depositary Share(3)
	High	Low	High	Low
	(in U.S. dollars)		(in U.S. dollars)
Fiscal Year 2016(1)
First Quarter(2)	$25.72	$24.15	$30.00	$27.51

(1)	RBC’s Fiscal Year 2016 began November 1, 2015 and will end on October 31, 2016.
(2)	The first quarter of RBC’s fiscal year 2016 began November 1, 2015 and will end on January 31, 2016.
(3)	Beginning November 3, 2015; through January 22, 2016.

The following table sets forth, for informational purposes only, the high and low sales prices for the CNC Depositary Shares on the NYSE for the periods indicated prior to the Merger.

CITY NATIONAL CORPORATION

	Sale Price per Series C Depositary Share		Sale Price per Series D Depositary Share
	High	Low	High	Low
	(in U.S. dollars)		(in U.S. dollars)
2013
Fourth Quarter	20.900	19.200	26.300	25.040
2014
First Quarter	22.180	19.555	27.930	26.050
Second Quarter	23.040	21.930	28.850	26.900
Third Quarter	23.260	21.850	30.420	27.250
Fourth Quarter	23.470	22.000	29.810	26.980
2015
First Quarter	24.900	23.310	29.475	27.360
Second Quarter	24.870	23.950	29.600	28.200
Third Quarter	24.870	21.250	29.200	27.800
Fourth Quarter (1)	25.010	24.470	29.300	28.566

(1) Through October 30, 2015.

Securities Ownership

None of RBC or any of its affiliates, directors or executive officers, or any of their associates, owns, beneficially or of record, any Depositary Shares.

Agreements Relating to the Depositary Shares

RBC entered into (a) an Amended and Restated Deposit Agreement, dated as of November 2, 2015, among RBC, the Depositary and the holders from time to time of the depositary receipts with respect to the Series C-1 Preferred Shares, governing the terms of the Series C-1 Depositary Shares and (b) an Amended and Restated Deposit Agreement, dated as of November 2, 2015, among RBC, the Depositary and the holders from time to time of the depositary receipts with respect to the Series C-2 Preferred Shares, governing the terms of the Series C-2 Depositary Shares (together, the “Deposit Agreements”).  In accordance with the terms of the relevant Deposit Agreement, the Depositary Shares represent a one-fortieth interest in a share of the relevant series of Preferred Shares.

The Deposit Agreements provide that, subject to the Provisions, upon receipt of notice of any meeting at which the holders of the respective series of Preferred Shares are entitled to vote, the Depositary shall mail to the holders of Depositary Shares a notice prepared by RBC containing certain information with respect to the voting rights available. Upon the written request of the holders of Depositary Shares, the Depositary shall endeavor to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole Preferred Shares represented by the Depositary Shares as to which any particular voting instructions are received.

The Deposit Agreements provide that, upon surrender of Depositary Shares at the principal office of the Depositary and payment of any unpaid amount due to the Depositary, and subject to the terms of the relevant Deposit Agreement, the owner of Depositary Shares evidenced thereby is entitled to delivery of the number of whole and/or fractional Preferred Shares and all money and other property, if any, represented by such Depositary Shares. Holders of Preferred Shares thus withdrawn will not thereafter be entitled to deposit such shares under the relevant Deposit Agreement or to receive Depositary Shares therefor.

Except as otherwise described in this Offer to Purchase, neither RBC nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement, or understanding with any other person relating, directly or indirectly, to the Offer or with respect to the Depositary Shares or Preferred Shares, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Retail Processing Dealers and Retail Processing Fees

Each Retail Processing Dealer that successfully processes tenders from a retail beneficial owner of Depositary Shares will be eligible to receive a fee (referred to as the “Retail Processing Fee”) from the Offerors equal to $0.0625 per Depositary Share validly tendered by or on behalf of such retail beneficial owner and accepted for purchase by RBC, except for any Depositary Shares tendered by a Retail Processing Dealer for its own account.

The Retail Processing Fee will only be paid to each Retail Processing Dealer in respect of beneficial owners who submit Depositary Shares in an aggregate amount of 10,000 or less.  The Retail Processing Fee will only be paid to each Retail Processing Dealer that has sent a signed and completed Retail Processing Dealer Form to the Dealer Manager and provided all necessary information. In addition, RBC reserves the right to request additional information from any person who submits the Retail Processing Dealer Form in order to validate any retail processing fee payment claims.

Only direct participants in DTC will be eligible to submit a Retail Processing Dealer Form. If you are not a direct participant in DTC, you must instruct the direct participant through which you tender your Depositary Shares to submit a Retail Processing Dealer Form on your behalf.

RBC will pay any Retail Processing Fee to each Retail Processing Dealer (including the Dealer Manager acting as a Retail Processing Dealer) whose name appears in the Retail Processing Dealer Form provided for that purpose. No such fee, however, will be paid with respect to Depositary Shares tendered, directly or indirectly, by Retail Processing Dealers for their own account and under no circumstances will such fee be remitted, in whole or in part, by a Retail Processing Dealer to the relevant retail beneficial owner of the tendered Depositary Shares. The fees will be paid only if the Offer is consummated and only if the Retail Processing Dealer Form is received by the Information and Tender Agent on or prior to the settlement date of the Offer, and will be paid to the Retail Processing Dealers as promptly as practicable after the payment for Depositary Shares under the Offer. Inquiries regarding the Retail Processing Fee may be directed to the Information and Tender Agent by telephoning (888) 593-9546 (U.S. toll-free) or (212) 849-3880.

No person may receive the Retail Processing Fee unless such person (a) is (i) a broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the Financial Industry Regulatory Authority (“FINRA”), (ii) a foreign broker or dealer not eligible for membership in FINRA which agrees to conform to FINRA’s Rules of Fair Practice in processing tenders outside the U.S. to the same extent as though it were a FINRA member or (iii) a bank or trust company legally authorized to receive such fees and (b) covenants and agrees that under no circumstances will such fee be remitted, in whole or in part, to the relevant retail beneficial owner of the tendered Depositary Shares.

Participants in DTC who submit a Retail Processing Dealer Form will be required to undertake to distribute the related Retail Processing Fee to any Retail Processing Dealer on whose behalf the DTC participant has submitted a Retail Processing Dealer Form. Neither RBC nor the Dealer Manager will be responsible for making such distribution or for ensuring that DTC participants make such distribution.

Other Material Information

Securities Legislation in Canada

The Offer is exempt from the provisions of the securities legislation of each of the Provinces and Territories of Canada applicable to the conduct of an issuer bid based, in part, on the number of registered holders and RBC’s reasonable belief with respect to the number of beneficial holders of Depositary Shares in Canada, provided that holders of Depositary Shares in Canada are entitled to participate in the Offer and, at the same time as the Offer to Purchase and the related Letter of Transmittal are sent to holders of Depositary Shares, such materials are filed with each of the Canadian securities regulatory authorities and sent to holders of Depositary Shares whose last address on the books of RBC is in Canada.

Bank Act Approval

Under the Bank Act (Canada), RBC, with the prior consent of the Superintendent of Financial Institutions (Canada), may purchase for the purpose of cancellation any of its shares, including the Series C-1 Preferred Shares represented by the Series C-1 Depositary Shares and the Series C-2 Preferred Shares represented by the Series C-2 Depositary Shares, unless there are reasonable grounds for believing that RBC is, or the purchase would cause RBC to be, in contravention of any regulation made under the Bank Act (Canada) respecting the maintenance by banks of adequate capital and adequate and appropriate forms of liquidity, or any direction to RBC made by the Superintendent of Financial Institutions (Canada) pursuant to Subsection 485(3) of the Bank Act (Canada) regarding its capital or its liquidity. As of the date hereof, this limitation would not prevent the purchase of Depositary Shares under the Offer. Furthermore, no such direction to the Bank has been made to date.

The approval of the Superintendent of Financial Institutions (Canada) with respect to the Offer and the purchase of the Series C-1 Preferred Shares represented by the Series C-1 Depositary Shares and the Series C-2 Preferred Shares represented by the Series C-2 Depositary Shares was obtained on December 17, 2015.

Compliance with Laws of Other Jurisdictions

RBC is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Depositary Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. RBC, however, reserves the right to exclude stockholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Depositary Shares cannot lawfully be accepted, purchased or paid for. So long as RBC makes a good-faith effort to comply with any state law deemed applicable to the Offer, RBC believes that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on RBC’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on RBC’s behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

WHERE YOU CAN FIND MORE INFORMATION

RBC files or furnishes annual reports, current reports and other information with the SEC under the Exchange Act. As RBC is a “foreign private issuer”, under the rules adopted under the Exchange Act it is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

You may read and copy any reports, statements or other information filed by RBC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by RBC, at www.sec.gov. You may also access the SEC filings and obtain other information about RBC through the websites maintained by RBC at www.rbc.com. The information contained in this website is not incorporated by reference in, or in any way part of, this proxy statement/prospectus.

RBC files reports, statements and other information with the Canadian provincial and territorial securities administrators. RBC filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com.

Incorporation of Certain Documents by Reference

The SEC allows RBC to “incorporate by reference” information into this proxy statement/prospectus, which means that RBC can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that RBC has previously filed with the SEC, in each case to the extent filed and not furnished. These documents contain important information about the companies and their financial condition.

RBC Filings with the SEC
(File No. 001-13928)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended October 31, 2015, as filed December 2, 2015

Please note that the Schedule TO which includes this Offer to Purchase does not permit forward “incorporation by reference.”  If a material change occurs in the information set forth in this Offer to Purchase, RBC will amend the Schedule TO accordingly.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses.

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, Ontario
Canada, M5J 2J5
Attention:  Corporate Secretary
Telephone:  (416) 955-7806

If you would like to request documents, please do so by February 8, 2016. If you request any incorporated documents from RBC, RBC will mail them to you by first class mail, or another equally prompt means, within one business day after RBC receives your request.

The Dealer Manager for the Offer is:

RBC Capital Markets, LLC
Brookfield Place
200 Vesey Street, 8th Floor
New York, NY 10281
Attn: Liability Management Group

For assistance call

Toll free: (877) 381-2099
Collect: (212) 618-7822

The Information and Tender Agent for the Offer is:

Ipreo LLC
1359 Broadway, 2nd Floor
New York, New York 10018
Attn: Aaron Dougherty
Email: tenderoffer@ipreo.com

Banks and Brokers call: (212) 849-3880
Toll free (888) 593-9546

By facsimile:
(For Eligible Institutions only)
(888) 254-6152

Confirmation:
(212) 849-3880

Any questions regarding the terms of the Offer may be directed to the Dealer Manager or the Information and Tender Agent. Requests for additional copies of documentation related to the Offer and any questions or requests for assistance in tendering may be directed to the Information and Tender Agent. Beneficial owners of Depositary Shares may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.